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                                  EXHIBIT 99.3
                                FUTURELINK CORP.

                 FUTURELINK ANNOUNCES $50 MILLION INVESTMENT BY
                   SYNDICATE LED BY PEQUOT CAPITAL MANAGEMENT


IRVINE, CALIF. - OCT. 18, 1999 - FutureLink Corp. (OTC BB:FLNK), a leading application service provider (ASP) and the number one provider of server-based computing solutions from Citrix Systems (NASDAQ: CTXS), announced today that a syndicate, led by Pequot Capital Management, has agreed to invest $50 million in FutureLink in exchange for newly issued shares of Common Stock and Warrants. FutureLink used part of the capital to close the Micro Visions acquisition
(see separate press release dated October 18, 1999) and will use the remainder of the capital to close the pending acquisitions of Computer Networks, Inc. and Async Technologies, Inc. as well as to fund future acquisitions of leading corporate application service provider integrators, to grow its ASP customer base through its industry leading channel program, and for other working capital purposes.

FutureLink, The Computer Utility Company(TM), provides customers with direct access to software applications for a monthly fee. With the completion of the Micro Visions acquisition and the pending closing of the Computer Networks, Inc. and Async Technologies, Inc. acquisitions, FutureLink will be the dominant Citrix integrator in North America with three Citrix Platinum offices and ten Gold offices nationwide. FutureLink's service allows small to mid-size organizations to outsource computing service and support, and precisely manage the total cost of technology ownership. For a flat fee, FutureLink customers subscribe to the computer utility service on a per-seat basis, receiving thin-client or PC hardware and fast Internet access to brand-name application software and complete support services.

Gerald A. Poch, a Principal of Pequot Capital Management, and Jim McNiel, a Vice President of Pequot Private Equity, will join the Board of Directors of FutureLink. Mr. Poch, before joining Pequot, served as President and CEO of GE Capital Information Technology Solutions, formerly AmeriData, Inc., and serves as a director and Co-chairman of MessageMedia, Inc. and also serves as director of NewRiver Investor Communications, Inc., Elastic Networks, Watchmark Corp., Lucent Digital Radio, and PenGroup.com. Jim McNiel was formerly Executive Vice President of Corporate Development at Cheyenne Software, and also serves as a director of Netegrity, Inc., Mediappraise and Asia Online.

In a separate announcement today, Philip R. Ladouceur was named FutureLink's CEO. Mr. Ladouceur remains the firm's Executive Chairman.

"With Pequot Capital's funding, FutureLink is positioned to execute our aggressive plan to make access to software applications as easy as picking up the phone and getting a dial tone," said Philip R. Ladouceur, Executive Chairman and CEO of FutureLink. "We are


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also delighted to add the extensive industry experience of Pequot Capital's principals to our Board."

"We are very excited to be investing in and working closely with FutureLink. During this year, FutureLink has emerged as a leader in the rapidly growing field of application service providers, whereby software applications can be outsourced, ensuring better quality of service at cost effective pricing. We believe that FutureLink's national server-based computing and application-hosting capability through its offices in North America is unique," stated Gerald A. Poch.

The Pequot Capital Management Funds span company lifecycle financing, from venture capital and private equity to small-cap and large-cap investments. The investment will be funded in three tranches, the first of which closed Friday in the amount of $30 million; an additional $13 million will close upon conversion of certain convertible securities, and the remaining $7 million will close once the expiration date under Hart-Scott-Rodino has elapsed. The $50 million equity financing involves issuing 9,090,909 shares and an additional 2,372,727 warrants to purchase shares of common stock at $8.50 per share. Gerard Klauer Mattison & Co., Inc. of New York acted as FutureLink's financial advisor and placement agent for this financing.

ABOUT FUTURELINK

FutureLink is a founder of the Application Service Provider (ASP) industry and a founding member of the ASP Industry Consortium. According to Forrester Research Inc., the application rental market is projected to reach $6 billion by 2001. FutureLink provides small and mid-sized businesses (10-1,000 employees) with off-site, Internet-based computing, allowing subscribers to escape costly hardware/software upgrade cycles, precisely control total cost of technology ownership and focus on their core businesses.

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FutureLink's expertise in application hosting on a monthly subscription basis, outsourcing and facility management, and business practices consulting enables the company to offer an all-inclusive, trouble-free ASP service at a predictable price. FutureLink, The Computer Utility Company(TM), offers computer and information service as transparently and reliably as today's utilities deliver electricity, water and telephone services.

For more information, contact FutureLink toll-free at (877) 216-6001; e-mail: sales@futurelink.net; or visit the FutureLink Web site at http://www.futurelink.net.

ABOUT PEQUOT CAPITAL MANAGEMENT, INC.

The Pequot Private Equity Funds are the private placement/direct investment arm of Pequot Capital Management, Inc. The Pequot Private Equity Funds invest in public and late stage private companies in information technology, telecommunications and healthcare. The Pequot Venture Fund invests in seed and early stage technology companies. Pequot Capital Management, Inc. is a research-intensive investment firm with more than US$6 billion in assets under management. Pequot Capital, which is 100 percent employee-owned, is headquartered in Westport, Connecticut, with offices in New York City and California.

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Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the companies to complete the transaction and enhance operating results, are necessary subject to risks and uncertainties, some of which are significant in scope and nature. These risks may be further discussed in periodic reports and registration statements to be filed by the company from time to time with the Securities and Exchange Commission in the future.